Exhibit 99.1

October 23, 2012

Michael Marks, Chairman of the Board
Sanjay Mehrotra, President and Chief Executive Officer
Judy Bruner, Executive Vice President, Administration and Chief Financial Officer
SanDisk Corp.
601 McCarthy Blvd.
Milpitas, CA 95035

Dear Michael, Sanjay and Judy:

By this letter, I am notifying you of my resignation as Chief Legal Officer, Senior Vice President of IP Licensing, and Corporate Secretary of SanDisk Corporation, as well as all my other positions as an officer, director, trustee or other positions with subsidiaries or affiliates of SanDisk Corporation effective close of business on December 7, 2012, to allow for a smooth transition.

After more than five years with SanDisk, I have made the decision to return to private practice with a law firm. I want to thank you for the opportunities I have had at SanDisk. I have great affection for the company and its employees, and leave with great confidence in SanDisk and wish you and the rest of the team all the best for future success.

Sincerely,

/s/ James F. Brelsford

James F. Brelsford